[logo]                                                     Terra Industries Inc.
TERRA                                                          600 Fourth Street
                                                                   P.O. Box 6000
                        EXHIBIT 99.1                   Sioux City, IA 51102-6000
                                                       Telephone: (712) 277-1340
                                                         Telefax: (712) 277-7383
                                                         www.terraindustries.com
================================================================================
                                      NEWS
================================================================================
For immediate release                                    Contact: Mark Rosenbury
                                                                  (712) 279-8756

              TERRA INDUSTRIES INC. REPORTS FOURTH QUARTER RESULTS

Sioux City, Iowa (Feb. 9, 2005)--Terra Industries Inc. (NYSE symbol: TRA) announced today income available to common shares of $24.0 million, or basic earnings per share of $.31, on revenues of $355 million for the fourth quarter ended Dec. 31, 2004. Net income for the 2003 fourth quarter was $37.5 million, or basic earnings per share of $.50, on revenues of $367 million. Net income for the 2004 and 2003 fourth quarters includes $27.8 million and $28.7 million, respectively, of income tax benefits described below. The 2004 fourth quarter results also includes an $11.1 million charge related to the early repayment of $70.7 million of Terra's 11.5% Senior Notes due 2010.


The $27.8 million 2004 fourth quarter income tax benefit relates to final settlement of a plant valuation dispute with Revenue Canada. The 2003 fourth quarter income tax benefit represents $36.4 million on partial settlement of the Revenue Canada valuation dispute less a $7.7 million charge for a change in the effective tax rate used for the first three quarters of 2003.


For 2004, Terra reported income available to common shares of $66.6 million, or basic earnings per share of $.87, on revenues of $1.5 billion compared to a net loss of $12.5 million, or $.16 per share, on revenues of $1.4 billion in 2003. The improvement in 2004 income was due mainly to higher selling prices, partially offset by higher natural gas costs. The 2003 results also included a net charge of $27.0 million for "Impairment of long-lived assets" (representing a $53.1 million impairment charge to operating income less $9.9 million allocated to minority interest and a $16.2 million income tax benefit) relating to the Blytheville, Ark. facility, which was closed in May 2004.


Cash at Dec. 31, 2004, of $233.8 million reflected, among other items, customer prepayments totaling $115.3 million. These prepayments are for the selling price and delivery costs of nitrogen products that Terra will deliver in the 2005 first half. Terra has fixed or capped the cost of natural gas required to manufacture these products. Terra's debt at Dec. 31, 2004, including $104 million associated with the Dec. 21, 2004 acquisition of Mississippi Chemical Corporation, totaled $435.4 million compared to $402.4 million at Dec. 31, 2003.


The Nitrogen Products business segment recorded fourth quarter revenues of $314 million and operating income of $22.1 million, compared with revenues of $318 million and operating income of $32.4 million for the 2003 fourth quarter. For 2004, Nitrogen Products posted revenues of $1,320 million and operating income of $120.8 million, compared with revenues of $1,139 million and an operating loss of $19.4 million in 2003, including the $53.1 million impairment charge.

The $10.3 million decrease in 2004 fourth quarter Nitrogen Products operating income compared to that of the 2003 fourth quarter was due to higher natural gas costs, lower sales volumes and higher operating costs, partially offset by higher selling prices. Ammonia, nitrogen solutions, ammonium nitrate and urea selling prices for the 2004 fourth quarter were 17, 17, 15, and 32 percent higher, respectively, than 2003 fourth quarter prices. Natural gas unit costs for the quarter, net of about $10.5 million of cost decreases due to forward purchase contracts, were 20 percent higher than in the 2003 fourth quarter. The lower sales volumes were due to the May 2004 closure of the Blytheville manufacturing plants, which contributed approximately $3 million to 2003 fourth quarter operating income, and unplanned manufacturing disruptions. Operating costs were $11.4 million higher than the 2003 fourth quarter due primarily to plant maintenance costs, professional fees for Sarbanes-Oxley compliance efforts and earnings-based incentive accruals.


Nitrogen Products' full-year $87.1 million operating income improvement compared to 2003, before impairment of long-lived assets, was due mainly to higher product selling prices, partially offset by higher natural gas costs. Ammonia, nitrogen solutions, ammonium nitrate and urea selling prices were 16, 21, 25 and 13 percent higher, respectively. Natural gas unit costs, net of about $17.6 million of cost decreases due to forward purchase contracts, increased 13 percent over those of 2003.


The Methanol business segment reported 2004 fourth quarter revenues of $40 million and operating income of $3.8 million, compared with 2003 fourth quarter revenues of $49 million and an operating loss of $1.8 million. The profit increase was due mainly to a margin sharing arrangement with Methanex, which purchased production rights to the Beaumont plant through Dec. 31, 2008. Pursuant to the production rights agreement, Methanex instructed Terra to shut down its Beaumont methanol plant on Dec. 1, 2004, and to maintain it for possible restart.


Methanol's full-year revenues and operating income were $187 million and $1.5 million, respectively, compared to revenues of $210 million and operating income of $1.9 million for 2003.


Terra's North American and U.K. natural gas forward purchase contracts at Dec. 31, 2004, fixed or capped prices for 26 percent of its next 12 months' natural gas needs at about $18.1 million above the published forward market prices at that date. Natural gas for Terra's 50 percent share of a Trinidad manufacturing plant is priced pursuant to a long-term contract.


"We capitalized in 2004 on favorable industry conditions by operating our plants safely and efficiently and meeting our customers' needs," said Michael L. Bennett, Terra's President and CEO. "We are pleased to have closed the Mississippi Chemical Corporation acquisition before the end of 2004, and are confident that this acquisition will enhance Terra's earnings power throughout the nitrogen products cycle. Our improved 2004 financial performance enabled us to further strengthen Terra's balance sheet by issuing $120 million of preferred shares in the 2004 fourth quarter.


"The nitrogen products industry continues to be volatile," Bennett continued. "Natural gas costs in both North America and the U.K. have experienced significant swings frequently driven by speculation on overall energy prices. We plan to manage gas price volatility through forward pricing and by keeping Terra inventories at a minimum. Although January 2005 prices for ammonia at the Gulf declined significantly because of logistical bottlenecks, we don't perceive any underlying change in the nitrogen supply/demand situation. Demand for our upgraded products has been steady and forecasters continue to predict U.S. planted acres of corn to approximate 80 million acres."


Terra management will conduct a conference call to discuss these fourth quarter results on Feb. 9, 2005, beginning at 3:00 EST. A live webcast of the conference call will be available from Terra's web site at www.terraindustries.com, and will be archived for playback for three months.


Terra Industries Inc., with 2004 revenues of $1.5 billion, is a leading international producer of nitrogen products.


This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.'s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.'s most recent report on Form 10-K and Terra Industries Inc.'s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.


                                      # # #


Note: Terra Industries' news announcements are also available on its web site, www.terraindustries.com.



                                 (Tables follow)



                                                         TERRA INDUSTRIES INC.
                                                   SUMMARIZED RESULTS OF OPERATIONS
                                                              (unaudited)



                                                         Three Months Ended                 Twelve Months Ended
                                                            December 31,                       December 31,
                                                   -----------------------------     ------------------------------
(in thousands except per-unit amounts)                  2004             2003             2004             2003
                                                   -----------       -----------     ------------      ------------

REVENUES
     Nitrogen products                             $   314,043       $   317,802     $  1,320,142      $  1,139,379
     Methanol                                           40,050            48,878          186,823           209,870
     Other, net of intercompany eliminations               553               445            2,145             1,806
                                                   -----------       -----------     ------------      ------------
                                                   $   354,646       $   367,125     $  1,509,110      $  1,351,055
                                                   ===========       ===========     ============      ============

OPERATING INCOME (LOSS)
     Nitrogen products                             $    22,131       $    32,387     $    120,842      $    (19,370)
     Methanol                                            3,811            (1,793)           1,479             1,866
     Recovery of product claim costs                        --                --           17,903                --
     Other expense--net                                 (1,355)             (890)          (5,478)           (6,056)
                                                   -----------       -----------     ------------      ------------
                                                        24,587            29,704          134,746           (23,560)

     Interest income                                     1,544               105            3,307               534
     Interest expense                                  (12,747)          (13,408)         (53,134)          (55,072)
     Minority interest                                  (3,057)           (4,285)         (11,207)            8,617
     Loss on early retirement of debt                  (11,116)               --          (11,116)               --
     Income tax (provision) benefit                     25,837            25,385            5,000            57,000
                                                   -----------       -----------     ------------      ------------
     Net income (loss)                                  25,048            37,501           67,596           (12,481)
 Preferred stock dividends                              (1,029)               --           (1,029)               --
     Income available to common
       stockholders                                $    24,019       $    37,501     $     66,567       $   (12,481)
                                                   ===========       ===========     ============       ===========

INCOME (LOSS) PER COMMON SHARE:
     Basic                                         $      0.31       $      0.50     $       0.87     $      (0.16)
                                                   ===========       ===========     ============     ============
     Diluted                                       $      0.28       $      0.48     $       0.85     $      (0.16)
                                                   ===========       ===========     ============     ============

Basic and diluted weighted average shares outstanding:
     Basic                                              77,940            75,758           76,478            75,676
     Diluted                                            88,471            77,617           79,859            75,676




Because of the seasonal nature and effects of weather-related conditions in several of Terra's marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.



                                                         TERRA INDUSTRIES INC.
                                                     SUMMARIZED FINANCIAL POSITION
                                                            (in thousands)
                                                              (unaudited)



                                                                            December 31,
                                                          -------------------------------------------
                                                               2004                           2003
                                                          -------------                 -------------

ASSETS
Cash and short-term investments                           $     233,798                 $      87,334
Accounts receivable, less allowance for doubtful
   accounts of $262 and $87                                     150,271                       133,480
Inventories                                                     148,808                        90,869
Other current assets                                             58,106                        43,319
                                                          -------------                 -------------
     Total current assets                                       590,983                       355,002
Property, plant and equipment, net                              797,978                       707,665
Deferred plant turnaround costs                                  33,897                        28,103
Equity investments                                              215,939                         2,255
Other assets                                                     46,711                        32,037
                                                          -------------                 -------------
     Total assets                                         $   1,685,508                 $   1,125,062
                                                          =============                 =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Debt due within one year                                  $         167                 $         153
Customer prepayments                                            115,347                        71,852
Other current liabilities                                       227,566                       150,049
                                                          -------------                 -------------
     Total current liabilities                                  343,080                       222,054
                                                          -------------                 -------------

Long-term debt and capital lease obligations                    435,238                       402,206
Deferred income taxes                                            58,223                        17,831
Other liabilities                                               164,296                       128,778
Minority interest                                                92,197                        89,062
                                                          -------------                 -------------
     Total liabilities and minority interest                  1,093,034                       859,931


Preferred Shares                                                133,069                            --

Common Stockholders' Equity                                     459,405                       265,131
                                                          -------------                 -------------
Total liabilities and stockholders' equity                $   1,685,508                 $   1,125,062
                                                          =============                 =============



                                                         TERRA INDUSTRIES INC.
                                                         SUMMARIZED CASH FLOWS
                                                            (in thousands)
                                                              (unaudited)



                                                         Three Months Ended                 Twelve Months Ended
                                                            December 31,                       December 31,
                                                   -----------------------------      -----------------------------
                                                        2004             2003             2004             2003
                                                   -----------       -----------      -----------       -----------

Income (Loss) from operations                      $    25,048       $    37,501      $    67,596       $   (12,481)
Non-cash charges and credits:
     Impairment of long-lived assets                        --                --               --            53,091
     Depreciation and amortization                      26,478            25,329          102,230           107,370
     Deferred income taxes                             (26,149)          (26,710)          (2,236)          (60,516)
     Minority interest in earnings (loss)                3,057             4,285           11,207            (8,617)
     Recovery of product claim costs                        --                --          (12,874)               --
     Loss on early retirement of debt                    2,985                --            2,985                --
Change in current assets and liabilities                93,981            42,842           42,599             3,575
                                                   -----------       -----------      -----------       -----------
     Net cash flows from operating activities          125,400            83,247          211,507            82,422
Purchase of property, plant and equipment              (10,474)           (1,565)         (18,610)           (8,639)
Plant turnaround costs                                 (13,751)           (7,414)         (28,740)          (28,080)
Debt borrowings (repayments)                           (70,737)               --          (70,854)           (1,858)
Deferred financing costs                                (2,598)               --           (2,598)           (8,581)
Distributions to minority interests                     (2,306)               --           (8,072)           (1,153)
Acquisitions, net of cash received                     (54,168)               --          (54,168)               --
Stock issuance                                         116,246                --          116,246                --
Other                                                    1,594            (8,212)           1,753            (5,256)
                                                   -----------       -----------      -----------       -----------
Increase in cash and
     short-term investments                             89,206            66,056          146,464            28,855
Cash and short-term investments at
     beginning of period                               144,592            21,278           87,334            58,479
                                                   -----------       -----------      -----------       -----------
Cash and short-term investments at
     end of period                                 $   233,798       $    87,334      $   233,798       $    87,334
                                                   ===========       ===========      ===========       ===========



                                                         TERRA INDUSTRIES INC.
                                                        SUMMARIZED INFORMATION
                                                            (in thousands)



                                                         Three Months Ended                 Twelve Months Ended
                                                   ----------------------------------------------------------------
                                                            December 31,                       December 31,
                                                        2004             2003             2004             2003
                                                   -----------       -----------     ------------      ------------

OTHER FINANCIAL DATA
     Cost of sales                                 $   315,933       $   327,004     $  1,348,077      $  1,281,663
     (includes depreciation and amortization)
     Selling, general & administrative expense          14,126            10,417           44,190            39,861
     (includes depreciation and amortization)
     Impairment of long-lived assets                         --                 --                --            53,091

VOLUMES AND PRICES

                                                                      Three months Ended December 31,
                                                   ----------------------------------------------------------------
                                                                   2004                           2003
                                                   ---------------------------------     --------------------------
                                                         Sales           Average            Sales        Average
                                                        Volumes        Unit Price1         Volumes     Unit Price1
                                                        -------        -----------         -------     -----------
Ammonia (tons)                                             307           $   283              388        $  242
Nitrogen solutions (tons)                                  938               122              997           104
Urea (tons)                                                 46               239              149           181
Ammonium nitrate (tons)                                    222               184              248           160
Methanol (gallons)                                      51,734              0.71           76,581          0.64

NATURAL GAS COSTS2
North America                                                       $5.85                         $5.01
United Kingdom                                                      $5.72                         $4.33


                                                                     Twelve months Ended December 31,
                                                   ----------------------------------------------------------------
                                                                   2004                           2003
                                                   ---------------------------------     --------------------------
                                                         Sales           Average            Sales        Average
                                                        Volumes        Unit Price1         Volumes     Unit Price1
                                                        -------        -----------         -------     -----------
Ammonia (tons)                                           1,391           $   266            1,400        $  229
Nitrogen solutions (tons)                                3,869               120            3,840            99
Urea (tons)                                                376               195              545           173
Ammonium nitrate (tons)                                    988               178              934           142
Methanol (gallons)                                     206,754              0.69          294,533          0.71

NATURAL GAS COSTS2
North America                                                       $5.62                         $5.21
United Kingdom                                                      $4.62                         $3.34

1        After deducting outbound freight costs
2        Per MMBtu. Includes all transportation and other logistical costs and any gains or losses on financial derivatives related to natural gas purchases.

Because of the seasonal nature and effects of weather-related conditions in several of its marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.
